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FOR IMMEDIATE RELEASE

                                                         CONTACT:  HAROLD WROBEL
                                                                    818/377-5300

                                   JACOR TO ACQUIRE
                             PREMIER RADIO NETWORKS, INC.
                                   FOR $185 MILLION

     LOS ANGELES, CA --APRIL 7, 1997 - Jacor Communications Inc. (NASDAQ: JACOR) today announced that it has signed a definitive Agreement to acquire the outstanding shares of PREMIERE RADIO NETWORKS, INC. (NASDAQ: PRNI and PRNIA) for cash and stock valued at approximately $18 per Premiere share, consisting of $13.50 in cash with the balance in Jacor common stock. The acquisition price is subject to adjustment in certain circumstances.

    The transaction, which will be effected through a merger of Premiere and a newly formed Jacor acquisition subsidiary, is subject to regulatory review and other customary closing considerations. The total consideration to be paid by Jacor, including payment for certain Premiere warrants and stock options, is expected to be approximately $185 million. Net of Premiere's cash-on-hand and excess working capital to be assumed by Jacor, the total net consideration to be paid by Jacor is expected to be $165 million. Under Premiere's by-laws, holders of Premiere's Common Stock and Class A Common Stock shall each receive the same merger consideration.

    Premiere Radio Networks, Inc. is a leading independent creator, producer and distributor of innovative comedy, entertainment, music radio programs, research and other services. Founded in 1987, Los Angeles-based Premiere produces 52 syndicated programs and services and has more than 6,300 radio station affiliates under contract that broadcast its programming and use its services. Premiere is the largest producer of syndicated comedy programming on radio in the United States. Premiere distributes these programs and services in exchange for commercial broadcast time.

    The merger must be approved by Premiere's shareholders, which is assured because certain management shareholders and Archon Communications Inc., Premiere's largest shareholder, have executed agreements to vote their shares in favor of the merger. Archon and the management shareholders together own shares representing more than 50% of the voting power of Premiere. The merger is expected to close during the summer of 1997.

    Randy Michaels, Jacor's Chief Executive Officer, said, "The acquisition of Premiere Radio Networks fits perfectly with our plans to synergize the complementary business of our rapidly growing broadcast company."

    "Premiere has a wide array of successful programming products and services; it's nearly impossible to listen to the radio station that does not feature at least one Premiere product. Jacor

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itself has used many of Premiere's products and services for years."

    "Premiere provides us with several additional marquee radio personalities, including Leeza Gibbons, Jim Rome and Michael Reagan, to add to our growing stable and strong national and local on-air personalities. Additionally, the research services of Premiere's Mediabase division provide a wonderful complement to the capabilities of Critical Mass Media, Jacor's highly successful research affiliate, " Michaels said.

    Steve Lehman, Premier's President and Chief Executive Officer, said, "We are elated to be aligned with a group that has such tremendous synergies both operationally and culturally. Jacor and Premiere are both aggressive, cutting-edge companies that will reshape the future of network radio."

    Jacor and Premiere's management group will remain with the company after the merger.

    Jacor Communications is headquartered in Covington, KY. Including announced pending acquisitions, Jacor owns, operates, represents or provides programming for approximately 130 radio stations in 27 broadcast areas. The company also owns WKRC-TV in Cincinnati. In addition, Jacor's E.F.M. subsidiary syndicates programming, including Rush Limbaugh and Dr. Dean Edell, to approximately 800 stations throughout the country. Jacor plans to pursue growth through continued acquisitions of complementary stations in its existing broadcast locations, and radio groups or individual stations with significant presence in other attractive locations. The company may also grow through acquisition of other broadcast-related businesses.

    Alex Brown & Co. served as a financial advisor to Premiere in connection with the merger transaction and has rendered an opinion to Premiere that the merger agreement between Premiere and Jacor is fair to Premiere's shareholders from a financial point of view.


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